Exhibit 5.1

December 10, 2020

Reference: 99466/20

Neovasc Inc.

Suite 5138 - 13562 Maycrest Way

Richmond, British Columbia, V6V 2J7

RE:       Registration Statement on Form F-3 of Neovasc Inc.

We have acted as Canadian counsel to Neovasc Inc. (the “Company”), a company continued under the laws of Canada, in connection with the offer and sale by the Company, for aggregate gross proceeds of US$6,106,810.02, of (i) common shares in the capital of the Company (the “Shares”) pursuant to a Registration Statement on Form F-3 (Registration No. 333-245385) (the “Registration Statement”), declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 14, 2020, under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement related to the Shares filed by the Company on December 9, 2020 with the SEC pursuant to Rule 424(b)(5) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”) and (ii) common share purchase warrants (the “Warrants”) in a concurrent private placement.

The offer and sale of the Shares and Warrants is being made pursuant to a share purchase agreement (the “Share Purchase Agreement”), dated as of December 8, 2020, by and between the Company, H.C. Wainwright & Co., LLC as exclusive placement agent and certain investors.

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto) and the Prospectus. We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that:

(1)	the offer and sale of the Shares and Warrants have been duly authorized by the Company;

(2)	when the Shares are issued and paid for in accordance with the terms of the Engagement Agreement, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company; and

(3)	the common shares issuable upon the due exercise of the Warrants and payment to the Company of the exercise price therefor in accordance with the terms of the certificates representing the Warrants, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the reference to our firm under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus and to the filing of this opinion letter as an exhibit to a Current Report on Form 6-K to be filed by the Company with the SEC for incorporation by reference into the Registration Statement. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP